Exhibit 10.34

CONSULTING AGREEMENT

This Consulting Agreement, entered into as of August 20, 2006, by and between Paul Yonamine, an individual, (hereinafter called “Consultant”), and Hoku Scientific, Inc., a corporation organized and existing under the laws of the State of Delaware, and having an office and place of business at 1075 Opakapaka Street, Kapolei, Hawaii 96707 (hereinafter called (“Hoku”).

Recitals

WHEREAS, Hoku’s business relates to clean energy technology research, development and commercialization, including fuel cells, solar products and polysilicon; and

WHEREAS, the Consultant is a former Director and Chair of the Audit Committee of Hoku, and has extensive business contacts and relationships that may benefit Hoku’s business; and

WHEREAS, Hoku desires to utilize Consultant’s services in connection with Hoku’s business upon the conditions hereinafter set forth:

NOW THEREFORE, in consideration of the value exchanged and terms as stated herein, the parties hereto mutually agree as follows:

Agreement

1. Engagement. Hoku agrees to engage Consultant on the compensation basis indicated below to perform the services stated herein, and Consultant hereby accepts this engagement by Hoku.

2. Independent Contractor. The parties intend and agree that Consultant is acting and will act as an independent contractor and not as an employee of Hoku in the performance of services required under this Agreement.

3. Services. Consultant agrees to make introductions to senior level executives and to facilitate business discussions with companies in Japan as requested by Hoku. These services may include attending meetings in Japan, participating in conference calls, and drafting written correspondence on behalf, and at the request, of Hoku.

4. Compensation Basis. As compensation for Consultant’s services, all director stock options previously granted to Consultant during the term of his service on Hoku’s Board of Directors, which remained outstanding as of Consultant’s last day of service on Hoku’s Board of Directors (“Consultant’s Stock Options”), shall continue to vest in accordance with their terms as long as Consultant continues to provide services to Hoku pursuant to this Agreement. Consultant shall receive no cash or other compensation from Hoku for Consultant’s services; provided, however that Hoku shall reimburse Consultant for all pre-approved out-of -pocket expenses incurred by Consultant in performing the Services.

5. Duty to Report: Control Group. Consultant shall report to Dustin Shindo, chairman of the board, president and CEO of Hoku in the performance of services. Only Dustin Shindo shall be authorized to request services of Consultant or to receive services from Consultant.

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6. Confidentiality. Consultant understands that Hoku continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the “Confidential Information”) which may become known to Consultant in connection with Consultant’s involvement with Hoku. By way of illustration, but not limitation, Confidential Information may include Inventions (as hereafter defined), trade secrets, technical information, know-how, research and development activities of Hoku, product and marketing plans, customer and supplier information and information disclosed to Hoku or to Consultant by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of Hoku. Confidential Information also includes any knowledge of developments and business methods, which may in themselves be generally known but whose use by Hoku is not generally known.

Consultant acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of Hoku or the third party providing such information to Consultant or Hoku. Consultant agrees that Consultant shall use, publish and disclose Confidential Information only in the performance of Consultant’s duties for Hoku and in accordance with Hoku’s policy with respect to the protection of Confidential Information. Consultant agrees not to use or disclose such Confidential Information for Consultant’s own benefit or for the benefit of any other person or business entity. The obligations assumed under this provision shall last during the term of this Agreement and shall survive indefinitely after the termination of this Agreement.

Consultant agrees to protect the confidentiality of Confidential Information in Consultant’s possession. Upon the termination this Agreement or at any time upon Hoku’s request, Consultant shall return immediately to Hoku any and all materials containing any Confidential Information then in Consultant’s possession or under Consultant’s control.

Confidential Information shall not include information which (a) is or becomes generally known within Hoku’s industry through no fault of Consultant; (b) was known to Consultant at the time it was disclosed as evidenced by Consultant’s written records at the time of disclosure, except where such knowledge was gained during Consultant’s previous employment with Hoku; (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it from Hoku and who imposes no obligation of confidence on Consultant’s; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and minimum of 30 days advance notice is given to Hoku.

6.1. Insider Trading. Consultant understands that he will have access to material non-public information regarding Hoku, and agrees to be bound by the terms of Hoku’s Insider Trading Policy attached hereto as Exhibit A, and Hoku’s Policy Regarding Stock Trading by Directors, Officers and Other Designated Insiders attached hereto as Exhibit B.

7. Other Agreements. Consultant hereby represents to Hoku that, except as may be identified on Exhibit C, Consultant is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of Consultant’s duties and obligations to Hoku (including Consultant’s duties and obligations under this or any other agreement with Hoku) during the term of this Agreement.

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Consultant understands that Hoku does not desire to acquire from Consultant any trade secrets, know-how or confidential business information Consultant may have acquired from others. Therefore, Consultant agrees that during the term of this Agreement, Consultant will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom Consultant has an agreement or to whom Consultant owes a duty to keep such information in confidence. Those persons or entities with whom Consultant has such agreements or to whom Consultant owes such a duty are identified on Exhibit C. If there is no Exhibit C attached, or if there is nothing listed on it, Consultant represents that there are no such agreements or person or entities.

8. Nonsolicitation. Consultant agrees during the term of this Agreement, and for a period of three years after the termination or cessation of this engagement, for any reason, Consultant shall not directly or indirectly recruit, solicit or hire any employee of Hoku, or induce or attempt to induce any employee of Hoku to discontinue his or her employment relationship with Hoku.

9. Notification of New Employer. When this Agreement has terminated, Consultant hereby grants consent to notification by the Company to Consultant’s new employer about Consultant’s rights and obligations under this Agreement.

10. State and Federal Laws. Consultant and Hoku are each responsible for making their own payments and for any general excise tax (G.E.T.) payable with respect to the funds credited or allocated to it. Each party will comply fully with all applicable Federal, State and Local Laws, ordinances, rules and regulations. Each party’s obligations under this paragraph will survive termination of this Agreement.

11. Term & Termination. This Agreement shall take effect on the date of Hoku’s annual shareholder meeting for the fiscal year ended March 31, 2006 (the “Effective Date”), and shall terminate on the one-year anniversary of the Effective Date. This Agreement and its related terms may be extended upon mutual consent by both parties.

11.1. This Agreement may be terminated at any time during the term hereof by notice in writing to the other party in which case termination shall be effective fifteen (15) calendar days after receipt of such notice by the other party or at such later date as may be mutually agreed to by the parties.

11.2. This Agreement may be terminated immediately by Hoku if Consultant violates Hoku’s Insider Trading Policy attached hereto as Exhibit A, or Hoku’s Policy Regarding Stock Trading by Directors, Officers and Other Designated Insiders attached hereto as Exhibit B.

11.3. It is expressly agreed that upon termination of this Agreement all rights and obligations of the parties hereunder shall cease and terminate except for responsibilities with respect to confidentiality, non-solicitation, the payment of Consultant’s pre-approved expenses. It is further acknowledged and understood by Consultant that the vesting of Consultant’s Stock Options shall cease immediately upon the expiration or earlier termination of this Agreement. Notwithstanding anything to the contrary herein, following the expiration or termination of this Agreement, Consultant shall not trade in the securities of Hoku until any Confidential Information which is material is publicly disseminated by Hoku or otherwise becomes clearly and objectively immaterial to an investor’s decision to trade in such securities.

12. Modification. This Agreement shall not be modified except by agreement, in writing, signed by a duly authorized officer of Hoku and by Consultant.

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13. Arbitration. Consultant and Hoku agree that any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration, pursuant to Chapter 658A, Hawaii Revised Statutes. The arbitration shall be conducted by one arbitrator who is a member of Dispute Prevention & Resolution “DPR”). The arbitration shall be held in Honolulu, Hawaii. The arbitrator shall have authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. The arbitrator shall apply Hawaii substantive law in all respects. In the event no Hawaii law exists on a particular issue, the arbitrator shall apply California law.

14. Non-assignability. This Agreement shall be interpreted under the laws of the State of Hawaii. This agreement constitutes the entire agreement of the parties and may not be assigned by Consultant and shall be binding on or inure to the benefit of the parties hereto.

15. General.

15.1. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

15.2. No delay or omission by Hoku in exercising any right under this Agreement will operate as a waiver of that or any other right. No waiver or consent given by Hoku on any occasion will be construed as a bar to or continuing waiver of any right on any other occasion.

15.3. Consultant acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Hoku and are reasonable for such purpose. Consultant agrees that any breach of this Agreement by Consultant will cause irreparable damage to Hoku and that in the event of such breach, Hoku shall be entitled, in addition to monetary damages and to any other remedies available to Hoku under this Agreement and at law, to equitable relief, including injunctive relief.

15.4. This Agreement may be executed in one or more counterparts with each copy being deemed an original and all of which shall constitute one and the same instrument.

15.5. This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Hawaii without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

(Signature Page Immediately Follows)

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IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement in duplicate the day and year first above written.

“HOKU”		“CONSULTANT”

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin Shindo	/s/ Paul Yonamine
	Dustin Shindo Chairman of the Board, President & CEO	Paul Yonamine

EXHIBIT A

HOKU SCIENTIFIC, INC.

POLICY AGAINST TRADING ON THE BASIS

OF INSIDE INFORMATION

During the course of your employment with Hoku Scientific, Inc. (the “Company”), you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or SEC filing (“inside information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s stock or stock of another publicly-traded company, or to disclose such information to a third party who does so (a “tippee”).

For anyone to use such information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so, is illegal. There is no “de minimis” test. Use of inside information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Even the appearance of insider trading in stock must be avoided to preserve the Company’s reputation of adhering to the highest standards of conduct.

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is “inside information” is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess “inside information,” you must refrain from trading in a company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Additionally, you may not discuss material, non-public information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate in “chat rooms” or other electronic discussion groups on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously. You may never recommend to another person that he or she buy or sell our stock.

Although by no means an all-inclusive list, information about the following items may be considered to be “inside information” until it is publicly disseminated:

1.	financial results or forecasts;

2.	major new products or processes;

3.	acquisitions or dispositions;

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Exhibit A

(Page 6 of 11)

4.	pending public or private sales of debt or equity securities or declaration of a stock split;

5.	major contract awards or cancellations;

6.	scientific results;

7.	top management or control changes;

8.	possible tender offers;

9.	significant write-offs;

10.	significant litigation;

11.	impending bankruptcy;

12.	gain or loss of a significant customer or supplier;

13.	pricing changes or discount policies;

14.	corporate partner relationships; and

15.	notice of issuance of patents.

This policy continues to apply to your transactions in the Company’s stock even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in the Company’s stock until the information has become public or is no longer material.

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action, including possibly the immediate termination of employment, by the Company. An employee who has questions about these matters should speak with his or her own attorney or to the Company’s General Counsel, at (808) 682-7800.

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Exhibit A

(Page 7 of 11)

EXHIBIT B

HOKU SCIENTIFIC, INC.

POLICY REGARDING STOCK TRADING BY DIRECTORS, OFFICERS

AND OTHER DESIGNATED INSIDERS

The Board of Directors of Hoku Scientific, Inc. (the “Company”) believes that officers, directors and employees of the Company should have a meaningful investment in the Company. As stockholders themselves, officers, directors and employees are more likely to represent the interests of other stockholders. Likewise, officers and employees may perform more effectively with the incentive of stock options or stock ownership.

However, from time to time, officers, directors, persons who are “observers” at meetings of the Board of Directors of the Company and employees will be aware of information that could be material to a stockholder’s investment decision, but which in the best interests of the Company should not be disclosed until some later time. Hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of securities by an insider was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of impropriety can be as problematic as an actual abuse, both to the Company and to the insider involved.

The Board of Directors has therefore determined that it would be useful to establish this policy for securities transactions by officers, directors, persons who have been designated by the Company as “observers” at meetings of the Board of Directors of the Company (“Observers”) and all employees.

A. WINDOW PERIOD. Generally, except as set forth in this policy, officers, directors, Observers and employees may buy or sell securities of the Company only during a “window period.” Window periods shall generally commence on the second business day after general public release of material information about the Company, such as customer contracts and annual and quarterly revenues. The “window” generally closes on the first day of the last month of the quarter, and may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer, or his or her designee, there exists undisclosed information that would make trades by members of the Company’s officers, directors, Observers and employees inappropriate. An officer, director, Observer or employee who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s General Counsel. Permission to trade outside the “window” will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned. Trading by an officer or employee that is outside of the permitted “window period,” or trading without pre-clearance (described in further detail in paragraph B below) constitutes cause for termination of employment.

1.	Exception to Window Period.

a. Option Exercises. Directors, Observers, officers and other employees may exercise options granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock acquired upon the exercise of options is subject to all provisions of this policy.

b. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan

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Exhibit A

(Page 8 of 11)

established by a director, Observer, officer or employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Plan”) may be made without restriction to any particular period provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws, and (iii) the Plan allows for the cancellation of a transaction and/or suspension of such Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Company shall be notified of any amendments to the Plan or the termination of the Plan.

B. PRE-CLEARANCE OR ADVANCE NOTICE OF TRANSACTIONS. In addition to the requirements of paragraph A above, officers, directors, Observers and employees may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer, or his or her designee, at least two (2) trading days in advance of the proposed transaction. The Chief Executive Officer, or his designee will then determine whether the transaction may proceed and, if so, will direct a Compliance Officer to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time, even after pre-clearance has been granted, if new material information about the Company arises. To the extent possible, advance notice of upcoming transactions effected pursuant to an established 10b5-1 automatic trading plan under paragraph A(1)(b) above shall be given to the General Counsel. Upon the completion of any transaction, any officer, director, Observer or employee who is subject to the Company’s Section 16 Compliance Program must immediately notify the appropriate persons as set forth in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in the Section 16 reporting obligations.

C. PROHIBITION OF SPECULATIVE TRADING. No officer, director, Observer or employee may engage in short sales, transactions in put or call options, certain hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time.

D. COVERED INSIDERS. The provisions outlined in this policy apply to all officers, directors, Observers and employees of the Company. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.

E. SHORT-SWING TRADING/SECTION 16 REPORTS. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), all of which have been enumerated and described in a separate Section 16

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Exhibit A

(Page 9 of 11)

Compliance Memorandum. In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer that meets the requirements of Rule 10b5-1 under the Exchange Act; compensatory grants or awards of equity securities pursuant to a plan that, by its terns, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

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Exhibit A

(Page 10 of 11)

EXHIBIT C

Prior Agreements

[Initial One] /s/ Paul Yonamine

X	No prior agreements

The following is a complete list of all prior agreements to which I am bound that conflict with or prevent the full performance of my duties and obligations to Hoku during the term of this Agreement:

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Exhibit A

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